China Natural Gas Inc. Reports Record Second Quarter
Revenues of $3.7 million, up 245% Year-over Year, Fully Diluted EPS of $0.04

Company Sees Strong Earnings Growth for the Rest of 2006

NEW YORK--(BUSINESS WIRE)—August 3, 2006 -- China Natural Gas Inc., (OTCBB:CHNG, website: www.naturalgaschina.com) the first China-based natural gas public company traded in the U. S. capital market today announced that it achieved record growth in revenues and earnings from the sales and delivery of its natural gas services and products for the second quarter ended June 30, 2006.

The following are some of the key financial highlights for the second quarter of June 30, 2006 from the company’s Form 10-Q filed with the SEC:

SECOND QUARTER 2006 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Second quarter revenues grew 245% to $3.7 million from $1.1 million in the same period of 2005.

•	Gross profit increased to $1.6 million from $505,063 for the same period last year.

•	Net Income was $927,269 compared with $388,422 for the same period in 2005.

•	Fully diluted EPS for the second quarter 2006 doubled to $0.04 from $0.02 for the second quarter of 2005.

•	The company had a total of 7 compressed natural gas filling stations at the end of the quarter.

Chairman and CEO Qinan Ji stated, "We are very pleased with our financial performance in the second quarter of 2006 as we continue to exceed our financial and operational objectives. We will continue to execute our strategy of adding retail filling stations and strengthen our ability to meet the ever increasing demand for environmentally friendly compressed natural gas as an alternative fuel to gasoline in China.”

REVENUES

For the quarter ended June 30, 2006, China Natural Gas recorded revenues of $3,724,183, an increase of $2,645,471 or 245.2%, compared to $1,078,712 for the three months ended June 30, 2005. The increase in revenues was primarily due to substantially increased sales of natural gas revenues which grew 488% from the same period last year. China Natural Gas has constructed new pipelines that provide natural gas to approximately 63,000 households. In addition, the company began operating 4 new natural gas retail filling stations during the three months ended June 30, 2006.

OPERATING EXPENSES

Operating expenses were $516,018 for the three months ended June 30, 2006, an increase of $399,999 or 344.8%, compared to $116,019 for the three months ended June 30, 2005. These operating expenses were related to increased sales and marketing costs to sign new residential and commercial customers, additional staffing for the 4 newly opened filling stations, and implementation of our marketing strategy targeting professional drivers to increase their awareness of the company’s filling stations.

NET INCOME

The company achieved net income of $927,269 or $0.04 per fully diluted share for the three months ended June 30, 2006, an increase of $538,847 from $388,422 or $.02 per fully diluted share for the three months ended June 30, 2005.

STRONG CASH POSITION AND NO LONG TERM DEBT

As of June 30, 2006, the company had $7,142,852 of cash and cash equivalents compared to $675,624 cash and cash equivalents as of December 31, 2005. The company believes its current cash position combined with ongoing strong quarterly operating cash flow will satisfy working capital needs, capital expenditures and other liquidity requirements associated to continuing to grow its operations.

POSITIVE OUTLOOK

Chairman and CEO Qinan Ji concluded, "In July 2006, we completed the acquisition of two additional filling stations and we expect those to contribute significantly to our top line in the third quarter. With a current total of nine company-owned filling stations, we are on track to reach our targeted goal of 21 stations by year-end. With an increased focus on marketing to promote and better educate drivers on the benefits of our stations, China Natural Gas is well-positioned to become the leading compressed natural gas filling station operator in our marketplace.”

CONFERENCE CALL DETAILS

The management team will host its first earnings conference call today at 8:30 am Eastern Time (8:30 pm Beijing/Hong Kong Time). Chairman and Chief Executive Officer Charles Qinan Ji and Chief Financial Officer Xiaogang Zhu will be on the call to discuss the quarterly results and highlights, and answer questions.

Interested parties may participate in the conference call by dialing 800-218-0713 (international: 303-262-2138), 10-15 minutes prior to the initiation of the call. A replay of the call will be available by dialing 800-405-2236 (international 303-590-3000), and entering passcode 11067467#. The replay will be available through August 17, 2006.

Going forward, the management team will host regular quarterly conference calls to update investors of the company’s business and progress.

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), a Delaware company, is the first China based US public natural gas services provider that owns and operates a 120 kilometer long compressed natural gas pipeline in China's Xi’an area, a fast growing Chinese city supported by a population of approximately 8 million and is the "gateway" to the broad Western regions of China. CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi’an has approximately 20,000 Taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas. Approximately 8.6% of the company's shares are owned by Bodisen Biotech, Inc. (AMEX: BBC)

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Contact:

The Piacente Group, Inc.
Debra Chen, 212-481-2050
________________________________________
Source: China Natural Gas Inc.